Exhibit 99.1
     NEW YORK, NY, April 26, 2007 — Stockholders’ equity per common share of Alleghany Corporation (NYSE-Y) at March 31, 2007 was $271.60, an increase of 3.8% from stockholders’ equity per common share of $261.59 at December 31, 2006 (all as adjusted for the stock dividend declared in February 2007), Weston M. Hicks, President and chief executive officer of Alleghany, announced today. Alleghany’s net earnings in the 2007 first quarter were $106.4 million, or $11.90 per common share (presented on a diluted basis throughout), compared with net earnings of $59.2 million, or $7.21 per common share, in the first quarter of 2006. On a consolidated basis, cash and invested assets were approximately $4.35 billion at March 31, 2007, an increase of 5.4% from approximately $4.13 billion at December 31, 2006.
     Highlights of Alleghany’s results for the three months ended March 31, 2007 and 2006 are as follows:

			Per Share(1)
(in millions, except for per share and share amounts)	2007	2006	2007	2006
Net earnings	$106.4	$59.2	$11.90	$7.21

Adjustments:

Add: Net catastrophe losses after tax	0.2	0.6	0.02	0.07

Deduct: Net realized capital gains	(32.6)	(4.5)	(3.64)	(0.55)

Net earnings, as adjusted (2)	$74.0	$55.3	$8.28	$6.73

Average number of outstanding shares of common stock on a diluted basis (3)			8,950,071	8,222,026

(1)	Represents diluted earnings per share of common stock and includes the impact on net earnings resulting from the inclusion of dilutive securities under the “if-converted method.”

(2)	Adjusted to exclude net catastrophe losses after tax and realized capital gains.

(3)	Adjusted to reflect the dividend of common stock declared in February 2007.
     The comparative contributions to earnings before taxes and minority interest made by Alleghany Insurance Holdings LLC (“AIHL,” a holding company for Alleghany’s property and casualty insurance operating units consisting of RSUI Group, Inc. (“RSUI”), Capitol Transamerica Corporation (“CATA”) and Darwin Professional Underwriters, Inc. (“Darwin”), as well as AIHL’s subsidiary AIHL Re LLC (“AIHL Re”)), and corporate activities (consisting of Alleghany Properties LLC and corporate activities at the parent level), were as follows (in millions):

	Three Months Ended March 31,
	2007	2006
AIHL	$99.9	$70.8
Corporate activities	59.9	($2.3)

Total	$159.8	$68.5

     The comparative pre-tax contributions to AIHL’s results made by its operating units RSUI, CATA and Darwin and its AIHL Re subsidiary for the three months ended March 31, 2007 and 2006 were as follows (in millions, except ratios):

	RSUI	AIHL Re	CATA	Darwin	Total AIHL
2007

Gross premiums written	$288.9	$—	$52.7	$74.3	$415.9
Net premiums written	156.4	—	50.6	48.9	255.9

Net premiums earned (1)	166.6	17.7	47.3	40.0	271.6
Loss and loss adjustment expenses	76.4	—	20.7	25.5	122.6
Underwriting expenses (2)	39.9	0.1	19.6	11.7	71.3

Underwriting profit (3)	$50.3	$17.6	$7.0	$2.8	77.7

Net investment income (1)					40.0
Net realized capital losses (1)					(5.8)
Other income (1)					0.1
Other expenses (2)					(12.1)

Earnings before income taxes and minority interest					$99.9

Loss ratio (4)	45.9%	0.0%	43.8%	63.7%	45.1%
Expense ratio (5)	24.0%	0.3%	41.5%	29.1%	26.2%

Combined ratio (6)	69.9%	0.3%	85.3%	92.8%	71.3%

2006

Gross premiums written	$295.5	—	$44.3	$59.9	$399.7
Net premiums written	162.7	—	42.2	36.8	241.7

Net premiums earned (1)	$162.1	$—	$41.2	$27.3	$230.6
Loss and loss adjustment expenses	83.7	—	19.6	19.2	122.5
Underwriting expenses (2)	31.8	—	18.3	7.3	57.4

Underwriting profit (3)	$46.6	$—	$3.3	$0.8	50.7

Net investment income (1)					24.9
Net realized capital gains (1)					4.6
Other income (1)					0.8
Other expenses (2)					(10.2)

Earnings before income taxes and minority interest					$70.8

Loss ratio (4)	51.7%	—%	47.5%	70.6%	53.1%
Expense ratio (5)	19.6%	—%	44.5%	26.5%	24.9%

Combined ratio (6)	71.3%	—%	92.0%	97.1%	78.0%

(1)	Represent components of total revenues.

(2)	Underwriting expenses represent commission and brokerage expenses and that portion of salaries, administration and other operating expenses directly attributable to underwriting activities, whereas the remainder constitutes other expenses.

(3)	Represents net premiums earned less loss and loss adjustment expenses and underwriting expenses, all as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and does not include net investment income and other income or net realized capital gains. Underwriting profit does not replace net income determined in accordance with GAAP as a measure of profitability; rather, we believe that underwriting profit, which does not include net investment income and other income or net realized capital gains, enhances the understanding of AIHL’s insurance operating units’ operating results by highlighting net income attributable to their underwriting performance. With the addition of net investment income and other income and net realized capital gains, reported pre-tax net income (a GAAP measure) may show a profit despite an underlying underwriting loss. Where underwriting losses persist over extended periods, an insurance company’s ability to continue as an ongoing concern may be at risk. Therefore, we view underwriting profit as an important measure in the overall evaluation of performance.

(4)	Loss and loss adjustment expenses divided by net premiums earned, all as determined in accordance with GAAP.

(5)	Underwriting expenses divided by net premiums earned, all as determined in accordance with GAAP.

(6)	The sum of the loss ratio and expense ratio, all as determined in accordance with GAAP, representing the percentage of each premium dollar an insurance company has to spend on losses (including loss adjustment expenses) and underwriting expenses.
     RSUI’s underwriting profit for the 2007 first quarter increased from the corresponding 2006 period, primarily reflecting an increase in net premiums earned and lower property losses incurred, partially offset by higher underwriting expenses primarily due to higher salary and benefit expenses, and lower ceding commissions on RSUI’s property surplus share reinsurance arrangements. AIHL Re’s underwriting profit in the 2007 first quarter reflects the minimal catastrophe losses during the 2007 first quarter.
     CATA’s 2007 first quarter underwriting profit increased from the corresponding 2006 period, primarily reflecting a $3.4 million release of prior year commercial surety and property loss reserves and an increase in net premiums earned, partially offset by increases in loss and loss adjustment and underwriting expenses as a result of growth in CATA’s property and casualty and commercial surety lines of business.
     Darwin’s underwriting profit for the 2007 first quarter increased from the corresponding 2006 period, primarily reflecting an increase in net premiums earned and a release of prior year loss reserves and associated adjustment to ceded reinsurance premiums totaling $1.2 million, partially offset by increases in loss and loss adjustment expenses and underwriting expenses related to the growth of Darwin’s business.
     AIHL’s net investment income increased in the 2007 first quarter from the corresponding period in 2006, primarily reflecting strong underwriting cash flow and slightly higher average investment yields during the 2007 period. AIHL’s $5.8 million net realized capital loss in the 2007 first quarter reflects $6.6 million of unrealized losses related to AIHL’s mortgage- and asset-backed bond portfolio that were deemed to be other than temporary, partially offset by $0.8 of net realized capital gains on the sale of securities by AIHL.
     Highlights of results for corporate activities during the three months ended March 31, 2007 and 2006 were as follows (in millions):

	Three months ended March 31,
	2007	2006
Revenues	$69.7	$7.9

Other operating expenses	1.1	0.7

Corporate administration expense	8.0	8.4

Interest expense	0.7	1.1

Earnings before income taxes and minority interest	$59.9	$(2.3)

     Corporate activities’ 2007 first quarter results primarily reflect $55.9 million of net realized capital gains resulting from the sale of 809,000 shares of common stock of Burlington Northern Santa Fe Corporation, compared with $2.4 million of net realized capital gains in the first quarter of 2006, as well as a pre-tax gain of approximately $7.2 million due to the sale by Alleghany Properties of certain real estate assets.

Comment on Regulation G
          This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures are included herein. Throughout this press release Alleghany presents its operations in the way it believes will be most meaningful and useful to the investing public and others who use such information in evaluating Alleghany’s results.
          In addition to the GAAP presentations of net earnings (loss), Alleghany also shows net earnings (loss) as adjusted to exclude both net catastrophe losses after tax and net realized capital gains after tax, a non-GAAP financial measure, which is intended to assist investors in analyzing the impact of such items and represents the way management analyzes Alleghany’s results. Catastrophe losses and net realized capital gains can fluctuate significantly from period to period, which could distort the analysis of trends and comparability of reported periods.
          Investors should consider these non-GAAP measures in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.
# # #
Forward-looking Statements
          This release contains disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are based upon our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. These statements are not guarantees of future performance, and we have no specific intention to update these statements. The uncertainties and risks include, but are not limited to, risks relating to our insurance operating units such as
•	significant weather-related or other natural or human-made catastrophes and disasters;

•	the cyclical nature of the property and casualty industry;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our insurance operating units;

•	the cost and availability of reinsurance;

•	exposure to terrorist acts;

•	the willingness and ability of our insurance operating units’ reinsurers to pay reinsurance recoverables owed to our insurance operating units;

•	changes in the ratings assigned to our insurance operating units;

•	claims development and the process of estimating reserves;

•	legal and regulatory changes;

•	the uncertain nature of damage theories and loss amounts;

•	increases in the levels of risk retention by our insurance operating units; and

•	adverse loss development for events insured by our insurance operating units in either the current year or in prior years.

     Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates or recessionary or expansive trends; changes in market prices of our significant equity investments; extended labor disruptions, civil unrest or other external factors over which we have no control; and changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by us or on our behalf.

ALLEGHANY CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands)
(unaudited)

	THREE MONTHS ENDED 3/31/07			THREE MONTHS ENDED 3/31/06
	ALLEGHANY			ALLEGHANY
	INSURANCE	CORPORATE		INSURANCE	CORPORATE
	HOLDINGS	ACTIVITIES	COMBINED	HOLDINGS	ACTIVITIES	COMBINED
Revenues
Net premiums earned	$271,571	$0	$271,571	$230,582	$0	$230,582
Net investment income	40,000	5,169	45,169	24,896	4,417	29,313
Realized capital (losses) gains	(5,769)	55,910	50,141	4,574	2,409	6,983
Other income	107	8,618	8,725	836	1,101	1,937

Total revenues	305,909	69,697	375,606	260,888	7,927	268,815

Costs and expenses
Loss and loss adjustment expenses	122,604	0	122,604	122,530	0	122,530
Commissions and brokerage	71,278	0	71,278	57,385	0	57,385
Other operating expenses	12,127	1,039	13,166	10,114	715	10,829
Corporate administration	3	8,001	8,004	0	8,423	8,423
Interest expense	0	723	723	0	1,101	1,101

Total costs and expenses	206,012	9,763	215,775	190,029	10,239	200,268

Earnings (loss) before income taxes and minority interest	$99,897	$59,934	159,831	$70,859	$(2,312)	68,547

Income taxes			51,056			9,341

Earnings before minority interest			108,775			59,206

Minority interest, net of taxes			2,357			0

Net earnings			$106,418			$59,206

Net earnings			$106,418			$59,206
Preferred dividends			4,306			0

Net earnings available to common stockholders			$102,112			$59,206

ALLEGHANY CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	MARCH 31,	DECEMBER 31,
	2007	2006
ASSETS
Available for sale securities at fair value:
Equity securities	$903,629	$872,900
Debt securities	2,819,257	2,622,307
Short-term investments	426,204	438,567

	4,149,090	3,933,774
Other invested assets	164,862	123,651

Total investments	4,313,952	4,057,425

Cash	33,260	68,332
Notes receivable	0	91,536
Premium balances receivable	210,302	222,958
Reinsurance recoverables	1,008,767	1,067,926
Ceded unearned premium reserves	306,132	324,988
Deferred acquisition costs	81,702	80,018
Property and equipment — at cost, net of accumulated depreciation and amortization	18,038	18,404
Goodwill and other intangibles, net of amortization	157,972	159,772
Other assets	80,930	87,381

	$6,211,055	$6,178,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Losses and loss adjustment expenses	$2,308,082	$2,304,644
Unearned premiums	851,979	886,539
Reinsurance payable	99,853	114,454
Net deferred tax liabilities	32,899	62,937
Subsidiaries’ debt	0	80,000
Current taxes payable	104,904	29,499
Minority interest	80,232	77,875
Other liabilities	221,321	199,546

Total liabilities	3,699,270	3,755,494
Stockholders’ equity	2,511,785	2,423,246

	$6,211,055	$6,178,740

COMMON SHARES OUTSTANDING (adjusted for stock dividends)	8,145,532	8,118,479